Exhibit 99.1

Press Release

Contact: H. Andrew Cantor

Phone: 720.283.6083

UDR ANNOUNCES FIRST QUARTER 2010 RESULTS
~ Sequential Same-Store Revenue Turns Positive ~

DENVER, CO (May 3, 2010) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced its first quarter 2010 results.

The Company generated Funds from Operations (FFO) of $46.8 million or $0.28 per diluted share, for the quarter ended March 31, 2010, versus $55.0 million, or $0.35 per diluted share, in the first quarter of 2009. The year-over-year variance is primarily due to a gain recorded in the first quarter of 2009 of $7.1 million, or $0.05 per diluted share, associated with the repurchase of $160 million of unsecured debt at a discount, the impact of an 8 percent increase in weighted-average shares outstanding compared to the prior year, or approximately $0.02 per diluted share, and weaker operating results due to the economic downturn.

A reconciliation of FFO to GAAP Net Income can be found on page 8 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “The environment today is encouraging as we have seen a bottoming of fundamentals. In the first quarter, we experienced positive sequential same-store revenue growth and we are seeing strong interest on the leasing side at our development and redevelopment properties. These factors combined with existing occupancy of greater than 95 percent and record low levels of development activity give us confidence there is a considerable opportunity for pricing power as we enter our prime leasing season.”

Operations

Same-store revenue declined 3.1 percent year-over-year while net operating income (NOI) declined 4.4 percent for the first quarter 2010. Same-store physical occupancy increased 110 basis points to 95.8 percent year-over-year. Same-store expenses declined by 30 basis points driven by lower turnover costs and a favorable real estate tax variance, partially offset by unusually high snow removal costs in our Mid-Atlantic region.

Sequentially, same-store revenue increased by 10 basis points, while same-store NOI declined by 90 basis points driven by a 2.3 percent sequential increase in same-store expenses. On average, rental rates on renewing leases were slightly higher as compared to the expiring leases. The rate of annualized resident turnover improved to 46 percent from 51 percent in the first quarter of 2009. Bad debt expense as a percentage of revenues for the first quarter improved to 40 basis points from 60 basis points in the prior year period.

Summary Same-Store Results First Quarter 2010 versus First Quarter 2009

		Expense				Number of
	Revenue Growth/	Growth/	NOI Growth/	% of Same- Store	Same-Store	Same-Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-5.2%	1.8%	-8.1%	43.6%	95.6%	14,587
Mid-Atlantic	-0.1%	2.7%	-1.5%	28.4%	96.3%	10,667
Southeastern	-2.9%	-3.7%	-2.4%	20.4%	95.6%	11,375
Southwestern	-2.2%	-7.5%	1.8%	7.6%	95.6%	4,219

Total	-3.1%	-0.3%	-4.4%	100.0%	95.8%	40,848

[1] [2]	Based on QTD 2010 NOI Average same-store occupancy for the quarter

[3] During the first quarter, 40,848 apartment homes, or approximately 88 percent of 46,357 total apartment homes, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Technology Platform

The Company’s business automation efforts continue to gain acceptance and recognition from our residents as shown by the following increasing utilization rates:

Percentage of:	March 2010	March 2009	December 2009
Resident electronic payments received via ACH	71%	15%	62%
Online service requests	68%	n/a	40%
Move-ins originated via the internet (mature)	63%	53%	63%

Given the high levels of utilization of the resident portal, the Company is in the early stages of testing ways to make the leasing renewal process more interactive and more convenient for the residents. These efforts continue to 1) enhance the resident experience; 2) incrementally reduce marketing, advertising, maintenance and payroll costs; and 3) improve the Company’s cash management and rent collection processes as well as the level of bad debt.

During the quarter, the Company was once again recognized by the International Academy of Digital Arts & Sciences with a “Webby Award” in the category of “Best Use of GPS or Location Technology and Experimental Innovation” related to UDR’s efforts in rolling out interactive leasing applications for various smartphones and other hand held devices.

Post Quarter Portfolio Investment Activities

On April 26, the Company, in conjunction with its joint venture partner, Kuwait Finance House, closed on the acquisition of , a 151 home high-rise apartment community located near the Metrorail station in Silver Spring, Maryland. The property, which was completed in 2009 and is fully stabilized, was acquired for $43 million, or $285,000 per home. The community has 1 and 2 bedroom homes ranging in size from 567 to 1,172 square feet and rents from $1,600 to $3,000 per month. This acquisition represents a continuation of UDR’s effort to deepen its presence in high barrier to entry and urban markets proximate to transportation, employment and entertainment hubs.

Development and Redevelopment Activities

While still early in the process, leasing velocity for all of our communities that delivered homes during the first quarter is ahead of Company expectations.

In January a final certificate of occupancy was issued for Elements Too, the second phase of its high-rise development in the heart of downtown Bellevue containing 274 homes. At quarter end, the property was 86.5 percent leased. In addition, UDR began leasing the first phase of its Vitruvian ParkSM development, the Savoye I in Addison, Texas. The 392 home community opened its doors to residents in March and is 26 percent occupied. The Company also opened its 359 home Tribute development in March. The property is located in Raleigh, North Carolina and as of the end of the quarter, the property is 28.4 percent leased.

The active development pipeline has four projects underway comprising 1,575 apartment homes with an anticipated total cost of $264 million; roughly $24 million remains to be funded. These properties are expected to be completed in 2010 with the majority of the deliveries in the second half of the year.

During the second quarter of 2010, UDR broke ground on the Savoye II in Addison, Texas, the second phase of its Vitruvian ParkSM development. The community is being built to meet LEED Gold standards and will consist of 352 homes and 28,140 square feet of retail and office space, with an expected cost of $69 million. The second phase of the Vitruvian ParkSM development fulfills the Company’s requirement to the City of Addison thereby triggering the city’s funding of the nearly $40 million in infrastructure improvements related to the development of the Vitruvian ParkSM site.

The redevelopment pipeline has three properties underway, representing 862 homes with budgeted costs of $69.2 million; roughly $38 million remains to be funded. During the first quarter the Company began the redevelopment of Lake Pines, a 288 home community in the San Francisco Metropolitan Area with a target completion date in the second quarter of 2012. Communities that will be completed in 2010 include: Barton Creek Landing, a 250 home community in Austin, Texas; and the Highlands of Marin, a 324 home community in San Rafael, California.

Capital Markets Activity
During the quarter, the Company raised approximately $75 million of equity through the sale of 4.4 million shares at a weighted average net price of $16.82 under its previously established “At the Market” equity offering program. Since September 2009, the Company has sold approximately 9 million shares and has 5.4 million shares available to sell under the existing program.

In February 2010, UDR priced $150 million of its 5.25 percent senior unsecured notes under its existing shelf registration statement. The notes were priced at 99.46 percent of the principal amount plus accrued interest from January 15, 2010 with a yield to maturity of 5.375 percent. The notes are due on January 15, 2015.

Balance Sheet

At March 31, 2010, UDR had $787 million in availability through a combination of cash and undrawn capacity on its credit facilities, giving the Company ample flexibility to meet its capital needs for debt maturities and development activities through 2011. The Company’s unencumbered asset base of $3.4 billion (on a historical non-depreciated cost basis) is a potential additional source of capital.

UDR’s total indebtedness at March 31, 2010 was $3.4 billion. The Company ended the first quarter with 75 percent fixed-rate debt, a total blended interest rate of 4.4 percent and a weighted average maturity of 5.8 years. UDR’s fixed charge coverage ratio was 2.0 times.

2010 Guidance

For full year 2010, the Company is affirming its prior estimate of FFO of $1.00 to $1.07.
Guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The Company will reevaluate and anticipates updating guidance on its second quarter conference call.

Supplemental Information

The Company offers Supplemental Financial Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at: www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 5:00 p.m. EST on May 3, 2010, to discuss first quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the teleconference dial 877-941-2332 for domestic and 480-629-9723 for international and provide the following conference ID number: 4282238.

A replay of the conference call will be available through May 24, 2010, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4282238 when prompted for the pass code.

A replay of the call will be available for 90 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at the UDR web site, www.udr.com.

Mail — For those without Internet access, the first quarter 2010 earnings report and supplemental data will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6120.

Forward Looking Statements

Certain statements made in this presentation may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM project, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements.  These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this presentation, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2010, UDR owned or had an ownership position in 51,320 apartment homes including 971 homes under development. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2010	2009
Rental income	$151,629	$150,615
Rental expenses:
Real estate taxes and insurance	19,601	20,020
Personnel	13,533	12,633
Utilities	8,710	8,367
Repair and maintenance	7,912	7,209
Administrative and marketing	3,850	3,333
Property management	4,170	4,142
Other operating expenses	1,485	1,654
	59,261	57,358
Non-property income:
Loss from unconsolidated entities	(737)	(717)
Tax expense for taxable REIT subsidiary	(65)	(51)
Interest and other income	3,320	5,024

	2,518	4,256
Other expenses:
Real estate depreciation and amortization	72,207	68,985
Interest	35,899	36,509
Net gain on debt extinguishment (1)	—	(7,113)
Amortization of convertible debt premium	967	1,296

Total interest	36,866	30,692
Hurricane related expenses	—	241
General and administrative	9,575	9,456
Other depreciation and amortization	1,223	1,394
	119,871	110,768
Loss from continuing operations	(24,985)	(13,255)
Loss from discontinued operations	(41)	(168)

Consolidated net loss	(25,026)	(13,423)
Net loss attributable to non-controlling interests	970	794

Net loss attributable to UDR, Inc.	(24,056)	(12,629)
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)
Distributions to preferred stockholders — Series G	(1,448)	(1,869)
Net loss available to common stockholders	$(26,435)	$(15,429)

Earnings per weighted average common share — basic and diluted:
Loss from continuing operations available to common stockholders	($0.17)	($0.11)
Loss from discontinued operations	$0.00	$0.00
Net loss available to common stockholders	($0.17)	($0.11)
Common distributions declared per share	$0.180	$0.305
Weighted average number of common shares outstanding — basic	156,131	144,176
Weighted average number of common shares outstanding — diluted	156,131	144,176

(1) Includes $1,754 write-off of convertible debt premium for the three months ended March 31, 2009.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended
	March 31,
In thousands, except per share amounts	2010	2009
Net loss attributable to UDR, Inc.	$(24,056)	$(12,629)
Distributions to preferred stockholders	(2,379)	(2,800)
Real estate depreciation and amortization, including discontinued operations	72,207	68,985
Non-controlling interest	(970)	(794)
Real estate depreciation and amortization on unconsolidated joint ventures	1,009	1,143
Net loss on the sale of depreciable property in discontinued operations, excluding RE3	41	168
Funds from operations (“FFO”) — basic	$45,852	$54,073

Distribution to preferred stockholders — Series E (Convertible)	931	931
Funds from operations — diluted	$46,783	$55,004

FFO per common share — basic	$0.28	$0.36

FFO per common share — diluted	$0.28	$0.35

Weighted average number of common shares and OP Units outstanding — basic	162,107	152,031
Weighted average number of common shares, OP Units, and common stock
equivalents outstanding — diluted	166,657	155,085

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	March 31,	December 31,
In thousands, except share and per share amounts	2010	2009
	(unaudited)	(audited)
ASSETS
Real estate owned:
Real estate held for investment	$6,115,026	$5,995,290
Less: accumulated depreciation	(1,414,593)	(1,350,067)

	4,700,433	4,645,223
Real estate under development
(net of accumulated depreciation of $1,464 and $1,226)	237,923	318,531

Total real estate owned, net of accumulated depreciation	4,938,356	4,963,754
Cash and cash equivalents	19,920	5,985
Marketable securities	37,992	37,650
Restricted cash	8,642	8,879
Deferred financing costs, net	26,710	26,601
Notes receivable	7,800	7,800
Investment in unconsolidated joint ventures	13,241	14,126
Other assets	63,055	67,822
Total assets	$5,115,716	$5,132,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,945,065	$1,989,434
Unsecured debt	1,469,013	1,437,155
Real estate taxes payable	16,895	16,976
Accrued interest payable	20,098	19,146
Security deposits and prepaid rent	30,223	31,798
Distributions payable	32,000	30,857
Deferred gains on the sale of depreciable property	28,822	28,826
Accounts payable, accrued expenses, and other liabilities	56,449	80,685
Total liabilities	3,598,565	3,634,877
Redeemable non-controlling interests in operating partnership	105,229	98,758
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2009)	46,571	46,571
3,432,962 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (3,432,962 shares at December 31, 2009)	85,824	85,824
Common stock, $0.01 par value; 250,000,000 shares authorized
161,369,435 shares issued and outstanding (155,465,482 shares at December 31, 2009)	1,614	1,555
Additional paid-in capital	2,027,966	1,948,669
Distributions in excess of net income	(752,226)	(687,180)
Accumulated other comprehensive loss, net	(1,403)	2

Total UDR, Inc. stockholders’ equity	1,408,346	1,395,441
Non-controlling interest	3,576	3,541
Total equity	1,411,922	1,398,982
Total liabilities and stockholders’ equity	$5,115,716	$5,132,617